Exhibit 7.2

MULTI-PARY STOCK PURCHASE AGREEMENT

FOR

BE CLIMBING, INC.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the day of February 28, 2023 by and among Stephen Carnes (“Seller”), an individual and resident of Florida and Leonard and Elizabeth Greene Family Trust, (“Seller”) a Trust located in California, collectively together known as the “Sellers”, and TOCCA Life Holdings Inc, a Nevada Corporation, (the “Purchaser”). The Sellers, and the Purchaser are sometimes referred to as the Party and collectively as the “Parties”.

RECITALS

WHEREAS Sellers own a total of one million (1,000,000) shares Series A Preferred stock (listed below) in Be Climbing Inc., a Nevada corporation (the “Company”) and wishes to sell ALL of such shares (the “Shares”).

The Shares are:

•	500,000 Convertible Series A Preferred Stock of Be Climbing Inc. designated by certificate #1 and owned by Stephen Carnes
•	500,000 Convertible Series A Preferred Stock of Be Climbing Inc. designated by certificate #2 and owned by Leonard and Elizabeth Greene Family Trust

The Shares will be transferred and issued in book entry form in the name of:

TOCCA Life Holdings Inc.

WHEREAS the Purchaser wishes to purchase all of the Shares for a total purchase price of four million USD ($4,000,000 USD) (the “Purchase Price”) which will be issued as two (2) note payables (“Note Payable” or “Note Payables”), one Note Payable to Stephen Carnes in the amount of two million USD ($2 million USD) and one Note Payable to Leonard and Elizabeth Greene Family Trust in the amount of two million USD ($2 million USD).

WHEREAS, the Seller proposes to sell the Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Shares from the Seller on the terms set forth herein;

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE AND CLOSING

Conditions to Closing. It is agreed that the Notes Payable to both of the Sellers shall be executed and provided by Purchaser upon closing.

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2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1              The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)                 The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent all of the shares of Be Climbing Inc Series A Preferred Stock owned by the Seller and Sellers.

(b)               Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Shares to the Purchaser and on the Closing Date and Seller shall transfer the Shares to the Purchaser free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

(c)               The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(d)               The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1              The Purchaser represents and warrants to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a)               The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b)               The Purchaser is acquiring the Shares as principal for the Purchaser’s own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

4.	MISCELLANEOUS

4.1              The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2              Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3              There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

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4.4	The notice addresses of the Parties hereto are as follows:

Seller:	Leonard and Elizabeth Greene Family Trust
1865 Herndon Ave # K358
Clovis CA 93611

Or

Stephen Carnes
2180 N. Park Ave, Unit 200
Winter Park, FL 32789

Purchaser:	Tocca Life Holdings Inc.
2180 N. Park Ave, Unit 200
Winter Park, FL 32789

4.5                Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida located in Orange County, FL and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6              The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of one year.

4.7              This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.8              Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

"SELLER" ______________________________ Name: Leonard Greene, Trustee Leonard and Elizabeth Greene Family Trust Date: February 28, 2023	**"SELLER"** ______________________________ Name: Stephen Carnes Date: February 28, 2023
Tocca Life Holdings Inc. "PURCHASER" ______________________________ Lenny Greene, Director Tocca Life Holdings Inc. Date: February 28, 2023	**Tocca Life Holdings Inc. "PURCHASER"** ______________________________ Stephen Carnes, Director Tocca Life Holdings Inc. Date: February 28, 2023

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